Exhibit 5.1

Holland & Knight

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.374.8500 | F 305.789.7799
Holland & Knight LLP | www.hklaw.com

May 3, 2018

ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963

Re: Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-3 (Registration No. 333-224469) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2018 by ARMOUR Residential REIT, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion in connection with the filings of the prospectus supplements dated April 27, 2018 or May 1, 2018 (collectively, the “Prospectus Supplements”). The Prospectus Supplements relate to separate offerings comprised of the following shares of capital stock of the Company, covered by the Registration Statement: (1)(a) up to 3,062,500 shares of common stock, par value $0.001 per share (the “Common Stock”) pursuant to an Equity Distribution Agreement dated October 11, 2011, (b) up to 5,000,000 shares of the Common Stock pursuant to an ATM Equity OfferingSM Sales Agreement dated May 26, 2017, as amended by Amendment No. 1 to the Sales Agreement dated October 2, 2017, (c) up to 5,219,428 shares of the 8.250% Series A Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series A Preferred Stock”) pursuant to an At Market Issuance Sales Agreement dated July 13, 2012, and (d) up to 1,280,731 shares of the 7.875% Series B Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series B Preferred Stock”) pursuant to an At Market Issuance Sales Agreement dated August 30, 2017, each in connection with “at-the-market” (“ATM”) offerings, and (2)(a) up to 1,027,902 shares of the Common Stock pursuant to the Company’s 2012 Dividend Reinvestment and Stock Purchase Plan, and (b) up to 3,750,000 shares of the Common Stock pursuant to the Company’s 2013 Dividend Reinvestment and Stock Purchase Plan. The Prospectus Supplements relating to 1(c) and 1(d) above also include, respectively, the potential issuance of up to 4,686,982 shares of Common Stock upon the conversion of the Series A Preferred Stock pursuant to the Articles Supplementary governing the Series A Preferred Stock and up to 1,114,845 shares of Common Stock upon the conversion of the Series B Preferred Stock pursuant to the Articles Supplementary governing the Series B Preferred Stock, subject to adjustment as provided therein. We understand that the shares of the Common Stock (the “Common Shares”), Series A Preferred Stock (the “Series A Preferred Shares”) and Series B Preferred Stock (the “Series B Preferred Shares”) described above are to be offered and sold in the manner set forth in the Registration Statement and the applicable Prospectus Supplements.
We have acted as your counsel in connection with the preparation of the Prospectus Supplements. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Common Shares, Series A Preferred Shares and Series B Preferred Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Base Prospectus, dated April 26, 2018, included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplements, (iv) the Company’s Articles of Incorporation, as amended, (v) the Company’s By-laws, as amended, (vi) the Articles Supplementary for the Series A Preferred Stock and the Series B Preferred Stock, as certified by the Secretary of the Company, (vii) certain resolutions adopted by the Board of Directors of the Company and the Pricing Committee thereof, (viii) corporate records and instruments, (ix) specimen certificates representing the Common Shares, Series A Preferred Shares and Series B Preferred Shares, and (x) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of and conformity to originals of such documents that have been presented to us as photostatic copies, the accuracy, completeness and authenticity of certificates of public officials, the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and that the Common Shares, Series A Preferred Shares and Series B Preferred Shares will each be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.
Based upon the foregoing, we are of the opinion that the Common Shares, the Series A Preferred Shares and the Series B Preferred Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Registration Statement and the applicable Prospectus Supplement(s), will be validly issued, fully paid and non-assessable.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplements. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP